Exhibit 26(C)(ii)

AMENDMENT 1 TO

AMENDED AND RESTATED

PRINCIPAL UNDERWRITING AGREEMENT

THIS AMENDMENT to the Amended and Restated Principal Underwriting Agreement, by and between Transamerica Capital, Inc. (“TCI”), and Monumental Life Insurance Company (“MON LIFE”), is entered into as of July 31, 2014 (“Effective Date”).

WHEREAS, TCI and MON LIFE have entered into an Amended and Restated Principal Underwriting Agreement dated March 1, 2013 (“Agreement”); and

WHEREAS, Monumental Life Insurance Company will change its corporate name to Transamerica Premier Life Insurance Company (“TPLIC”) effective July 31, 2014; and the parties wish to amend the Agreement to reflect this corporate name change.

NOW, THEREFORE, the parties agree as follows:

1.	Upon the Effective Date all references to MON LIFE under the Agreement will change to TPLIC to reflect the corporate name change described above.

2.	The rights and obligations of the parties under the Agreement are unaffected by MON LIFE’s change in corporate name. All other terms and conditions contained in the Agreement remain in full force and effect. The parties hereby ratify the Agreement as amended and agree to be bound by all its terms and conditions.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the Effective Date.

TRANSAMERICA CAPITAL, INC.		MONUMENTAL LIFE INSURANCE COMPANY

By:	/s/ Blake Bostwick	By:	/s/ John Mallett
Name:	Blake Bostwick	Name:	John Mallett
Title:	COO	Title:	Vice President

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